Lydall, Inc.		Telephone 860-646-1233
	One Colonial Road	Facsimile 860-646-4917
	Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2012

MANCHESTER, CT – November 8, 2012 – LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter 2012 (“Q3 2012”) Highlights Compared to Third Quarter 2011 (“Q3 2011”)

•	Net sales were $94.2 million compared to $93.7 million
-	Negative foreign currency translation impact of $3.9 million, or 4.2%
•	Gross margin of 20.5%, an improvement of 500 basis points
•	Selling, product development and administrative expenses were higher by $1.4 million as a result of professional services and severance and recruiting expenses
•	Operating income of $5.2 million, or 5.5%, compared to $2.3 million, or 2.4%
•	Effective tax rate of 24.4%, due to reversal of valuation allowance in the estimated annual 2012 effective tax rate of $0.5 million, or $0.03 per share, compared to 48.2%
•	Net income of $3.9 million, or $0.23 per share, compared to $1.1 million, or $0.07 per share
•	Cash provided by operations of $6.7 million ($19.2 million YTD) compared to cash used for operations of $3.7 million in Q3 2011($2.1 million provided by operations YTD 2011)
•	Cash and short-term investments of $51.5 million at September 30, 2012 compared to $42.9 million at December 31, 2011

Summary Financial Results

(millions of US dollars, excluding EPS):

	Quarter Ended September 30,				Nine Months Ended September 30,
	2012	2011	Change	% Change	2012	2011	Change	% Change

Net sales	$94.2	$93.7	$0.4	0.5%	$288.5	$294.2	$(5.8)	-2.0%
Gross profit	19.3	14.5	4.8	32.8%	60.5	50.6	9.9	19.6%
Gross Margin	20.5%	15.5%			21.0%	17.2%
Selling, product development & admin	14.1	12.6	1.4	11.3%	42.0	40.0	2.0	4.9%
Operating income	5.2	2.3	2.9	128.9%	19.3	11.8	7.5	64.0%
Income from continuing operations	3.9	1.1	2.7		14.4	6.4	8.0
Income from disco. ops., net of tax	-	-	-		-	4.7	(4.7)
Net income	$3.9	$1.1	$2.7		$14.4	$11.1	$3.3

Diluted earnings per share:
Continuing operations	$0.23	$0.07	$0.16		$0.85	$0.38	$0.47
Discontinued operations	$-	$-	$-		$-	$0.28	$(0.28)
Net income	$0.23	$0.07	$0.16		$0.85	$0.66	$0.19

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Net sales of $94.2 million in the third quarter of 2012 were essentially flat with the third quarter of 2011 as increased volume was offset by unfavorable foreign currency translation of $3.9 million. Net sales from the Thermal/Acoustical Fibers (“T/A Fibers”) segment were $3.3 million higher than the third quarter of 2011, which were nearly offset by lower net sales from the Performance Materials segment. The increase in net sales of the T/A Fibers segment was attributed to higher consumer demand for vehicles on Lydall’s existing platforms and new platform awards. Lower net sales for the Performance Materials segment was primarily due to decreased volumes of Industrial Thermal Insulation products of $1.7 million, specifically lower sales of electrical papers products as the product line was sold to a customer in a prior year. Also, unfavorable foreign currency translation of $1.2 million contributed to the reduction in Performance Materials net sales in the third quarter of 2012.

The gross profit and gross margin increase in the third quarter of 2012 compared to the third quarter of 2011 was attributed to the T/A Fibers segment and, to a lesser extent, the Performance Materials segment. The T/A Fibers segment continued to benefit from improved manufacturing processes, a lower cost structure and increased demand. The Performance Materials segment benefited from a reduction in manufacturing costs, as the prior year’s third quarter was negatively impacted by higher repairs and maintenance and labor and benefits expenses. Favorable product sales mix and absorption of fixed costs, due to an increase in inventory levels, also contributed to improved gross margin performance for Performance Materials in the third quarter of 2012.

The increase in operating income of $2.9 million, or 129%, in the third quarter of 2012 compared to the third quarter of 2011 was driven by the increase in gross profit previously noted, as well as an improvement in the Life Sciences Vital Fluids (included in Other Products and Services) operating income of $0.5 million due to higher net sales and a lower cost structure. Partially offsetting these improvements were increased selling, product development and administrative expenses of $1.4 million in the third quarter of 2012, compared to the third quarter of 2011, as a result of professional fees and severance and recruiting charges, primarily incurred by the corporate office.

Income tax expense in the third quarter of 2012 benefited from a reversal of valuation allowance against foreign tax credit carry forwards of $0.5 million, or $0.03 per share, as these credits are expected to be used in 2012 to offset U.S. taxable income. The Company’s effective tax rate of 48.2% in the third quarter of 2011 was impacted by dividends from a foreign subsidiary and an increase in valuation allowances.

As of September 30, 2012, Lydall had $51.5 million of cash on hand, and, other than capital leases, no significant debt. Borrowing capacity under domestic and foreign credit facilities was approximately $44 million.

Dale Barnhart, President and Chief Executive Officer, stated, “Lydall reported improved operating results in the third quarter of 2012, compared to the third quarter of 2011, primarily driven by sustainable improvements in operating efficiency at the Thermal/Acoustical Fibers business. Strong demand for Thermal/Acoustical Fibers and Thermal/Acoustical Metals products in North America is helping to offset headwinds in Europe and Asia where we are continuing to see a decline in demand due to the macro-economic slowdown.”

“Instability of the global economy provides an element of risk and uncertainty in the Company’s near term outlook. Entering the final quarter of 2012, demand for some of our products is anticipated to be lower than prior quarters of 2012, specifically within the Performance Materials segment and the European operations of the Thermal/Acoustical Metals segment. The Company is reducing its spending, but at the same time remains committed to funding organic growth and capital investment and to pursuing strategic growth opportunities.”

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Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its third quarter and nine months ended September 30, 2012 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 2:00 p.m. Eastern Time on November 8, 2012 through midnight on November 15, 2012 at (855) 859-2056 or (404) 537-3406, pass code 46654148. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions.  Forward-looking statements generally can be identified through the use of the words “believes,” “anticipates,” “may,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” and other similar expressions in connection with the discussion of future operating or financial performance.  Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict.  Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition.  Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements.  Therefore, investors are cautioned against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2011 and Lydall’s subsequent Quarterly Reports on Form 10-Q.  These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.  Information may also be obtained from the Company Contact:  David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email:  investor@lydall.com.

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Lydall, Inc. News Release	4 of 5	November 8, 2012

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales (1)	$94,167	$93,741	$288,456	$294,245
Cost of sales	74,898	79,229	227,953	243,671
Gross profit	19,269	14,512	60,503	50,574

Selling, product development and administrative expenses	14,069	12,644	41,968	39,991
Gain on sale of product line, net	-	(404)	(810)	(1,214)
Operating income	5,200	2,272	19,345	11,797

Interest expense	96	103	273	786
Other (income) expense, net	(19)	(15)	(3)	13
Income from continuing operations before income taxes	5,123	2,184	19,075	10,998

Income tax expense	1,248	1,053	4,696	4,619
Income from continuing operations	3,875	1,131	14,379	6,379
Income from discontinued operations, net of tax	-	-	-	4,732
Net income	$3,875	$1,131	$14,379	$11,111

Basic earnings per share:
Continuing operations	$0.23	$0.07	$0.86	$0.38
Discontinued operations	$-	$-	$-	$0.28
Net Income	$0.23	$0.07	$0.86	$0.66

Diluted earnings per share:
Continuing operations	$0.23	$0.07	$0.85	$0.38
Discontinued operations	$-	$-	$-	$0.28
Net Income	$0.23	$0.07	$0.85	$0.66

Weighted average common shares outstanding	16,630	16,757	16,742	16,744
Weighted average common shares and equivalents outstanding	16,943	16,932	16,978	16,893

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Sales

Performance Materials Segment	$30,810	$33,999	$92,421	$106,360
Thermal/Acoustical Metals Segment	36,596	36,416	116,394	117,729
Thermal/Acoustical Fibers Segment	23,630	20,326	70,712	61,341
Other Products and Services:
Life Sciences Vital Fluids	4,326	3,788	12,306	10,959
Reconciling Items	(1,195)	(788)	(3,377)	(2,144)
Consolidated Totals	$94,167	$93,741	$288,456	$294,245

Operating Income

Performance Materials Segment	$3,325	$2,843	$10,427	$15,233
Thermal/Acoustical Metals Segment	2,612	3,383	11,729	11,244
Thermal/Acoustical Fibers Segment	3,445	(641)	9,056	(3,728)
Other Products and Services:
Life Sciences Vital Fluids	354	(174)	874	(753)
Corporate Office Expenses	(4,536)	(3,139)	(12,741)	(10,199)
Consolidated Totals	$5,200	$2,272	$19,345	$11,797

(1)	The Company recorded an out of period adjustment during the quarter ended September 30, 2012 to correct an error within the Thermal/Acoustical Metals segment related to customer pricing that resulted in the overstatement of consolidated net sales for the quarters ended March 31, 2012 and June 30, 2012 of $0.3 million and $0.2 million, respectively. This error was quantitatively and qualitatively immaterial to all quarters impacted and the correction of this error had no effect on the results of operations for the nine months ended September 30, 2012.

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Lydall, Inc. News Release	5 of 5	November 8, 2012

Financial Position

In thousands except ratio data	September 30, 2012	December 31, 2011
(Unaudited)
Cash and cash equivalents	$51,511	$30,905
Short-term investment	$-	$12,015
Working capital	$99,602	$86,021
Total debt	$2,629	$3,296
Stockholders' equity	$173,234	$160,852
Total capitalization	$175,863	$164,148
Current ratio	3.0	2.9
Total debt to total capitalization	1.5%	2.0%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2012	2011	2012	2011

Net cash provided by (used for) operating activities	$6,684	$(3,693)	$19,211	$2,074
Net cash (used for) provided by investing activities	$(1,160)	$(11,048)	$5,070	$(4,032)
Net cash used for financing activities	$(469)	$(333)	$(3,551)	$(999)
Depreciation and amortization	$3,357	$3,669	$10,346	$11,541
Capital expenditures	$(2,160)	$(2,607)	$(7,945)	$(5,945)

Common Stock Data
Quarter Ended September 30,	2012	2011

High	$14.43	$12.50
Low	$12.12	$7.51
Close	$14.09	$8.90

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